Exhibit 10.29

2013 LONG TERM INCENTIVE PROGRAM

AWARD AGREEMENT

pursuant to the

OWENS CORNING

2010 STOCK PLAN

RESTRICTED STOCK UNIT AWARD

OWENS CORNING, a Delaware corporation (the “Company”), hereby grants to [Participant Name] (the “Holder”), as of [Grant Date] ( the “Grant Date”), pursuant to the provisions of the Owens Corning 2010 Stock Plan (the “Plan”), [Number of Shares Granted] restricted stock units (the “Units”) relating to shares of the Company’s Common Stock, $0.01 par value (“Stock”), upon and subject to the restrictions, terms and conditions set forth below (the “Award”). Each Unit shall provide for the issuance and transfer to the Holder of one share of Stock upon the lapse of the restrictions set forth in Section 1 hereof. Upon issuance and transfer of the shares of Stock subject to the Units following the lapse of the Restriction Period, the Holder shall have all rights incident to ownership of such shares, including but not limited to voting rights and the right to receive dividends. References to employment by the Company shall also mean employment by a Subsidiary. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Restriction Period and Vesting.

(a) The Units shall vest and the restrictions shall lapse as follows: (i) 25% of the Units shall vest and restrictions shall lapse on each anniversary of the grant date (the “Vesting Dates”) until the award is fully vested, or (ii) earlier pursuant to this Agreement or in accordance with Section 6.8 of the Plan (the “Restriction Period”).

(b) If, prior to the end of the Restriction Period, the Holder’s employment with the Company terminates by reason of death or Disability, the Units that are then unvested shall vest in full, and restrictions shall lapse, as of the date of such termination.

(c) If, prior to the end of the Restriction Period, the Holder’s employment with the Company terminates for any reason other than death or Disability, the Units that are then unvested as of the effective date of the Holder’s termination of employment shall be forfeited by the Holder and such portion shall be cancelled by the Company.

(d) In the event of a Change in Control, as defined in the Plan, the Units shall immediately vest in full and the restrictions shall lapse as provided in Section 6.8 of the Plan; provided, however, that in the event that (i) the Units constitute the payment of nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the Units shall not immediately vest upon such Change in Control, but instead shall vest and be payable in accordance with the vesting schedule set forth in clause (i) of Section 1(a) hereof, or earlier pursuant to Section 1(b) hereof.

2. Rights as a Stockholder.

During the Restricted Period, the Holder will be credited with additional Units to reflect dividends payable with respect to the shares of Stock represented by the Units, with the increase in the number of Units equal to the number of shares of Stock that could be purchased with the dividends based on the value of the Stock at the time such dividends are paid; provided, however, that in lieu of crediting a Unit with respect to a fraction of a share, the Company will be entitled to pay to the Holder an amount equal to the fair market value of such fractional share. Units credited pursuant to the preceding sentence shall be subject to the restrictions set forth in Section 1 hereof and shall be paid to the Holder in the time and manner as provided under this Agreement. No dividends will be credited with respect to record dates occurring prior the Grant Date, or with respect to record dates occurring after the Holder forfeits the Units. The Holder shall not be a shareholder of record with respect to the shares of Stock underlying the Units and shall have no voting rights with respect to such shares during the Restricted Period.

3. Withholding Taxes.

(a) As a condition precedent to the delivery to the Holder of any shares of Stock upon the lapse of the Restriction Period, the Holder agrees that, upon request by the Company, the Holder shall pay to the Company such amount of cash as may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such Unit. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Holder agrees that the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder. The Holder, other than a Holder subject to Section 16(b) of the Securities Exchange Act of 1934 and rules thereunder, also agrees that the Company may direct the sale of the number shares subject to the award sufficient to satisfy Required Tax Payments as the Company may deem necessary and subject to the limitations set forth in the Plan.

(b) The Company may direct or may permit the Holder to elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3(a), (2) for other than Canadian employees, delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock (for which the Holder has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Unit (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Stock otherwise to be delivered to the Holder pursuant to the Unit having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Holder has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). Notwithstanding any other provision of Section 3(a) and (b) of this Agreement, in the absence of any direction by the Company of permitted election by the Holder, the default method of satisfying the Required Tax Payments shall be through share withholding. No certificate representing a share of Stock shall be delivered to the Holder until the Required Tax Payments have been satisfied in full.

4. Additional Terms and Conditions of Units.

4.1 Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder shall accept this Agreement by executing it in an enforceable manner, including through an electronic acceptance, in such form as is determined to be acceptable within the discretion of the Committee.

4.2 Agreement Not To Compete. In exchange for the consideration provided by the Company in this Agreement, the Holder agrees that the Holder shall not, directly or indirectly, as an owner, officer, director, employee or consultant, engage in any a business that is substantially similar or competitive with the business of the Company, or engage in any business that is involved in research or development activities relating to, or in the manufacture or sale of, any product or services which compete with any of the Company’s products or services, for the period ending two years from Holder’s termination of employment with the Company, or the following, if later: (a) the last Vesting Date set forth in this Agreement, without regard to any earlier termination of the Holder’s employment, or (b) any vesting of the Award upon a Change in Control. Notwithstanding any provision of the Plan or of this Agreement to the contrary, violation of this section shall result in the immediate forfeiture and cancellation of the portion of the Award which is not vested as of such date.

4.3 Definitions. As used herein, (a) the term “vest” shall mean no longer subject to a substantial risk of forfeiture, (b) the term “Retirement” shall mean termination of employment when retirement eligible on or after age 55 after a minimum of 5 years of service with the Company and (c) the term “Disability” shall mean Disability as defined in Section 1.2 of the Plan.

4.4 Nontransferability of Units. During the Restriction Period, the Units subject to the Award and not then vested may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, during the Restriction Period, the shares of Stock subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such Units, the Award shall immediately become null and void.

4.5 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Units shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Units, the Company shall pay the Holder in connection with the vesting, if any, of such fractional security an amount in cash determined by multiplying such fraction (rounded to the nearest hundredth) by the Fair Market Value on the Vesting Date. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

4.6 Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Units upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the shares of Stock subject to the Units shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. Further, Holder agrees that to the extent issuance of shares in the Holder’s jurisdiction is impossible, illegal, unauthorized, or in the Company’s discretion is imprudent or is otherwise impracticable for any reason, that the Company may, in its discretion, either deem the Award to be a cash award of equivalent cash value or may direct the sale of all shares subject to the Award and settle the Award in cash locally with the Holder.

4.7 Delivery of Certificates. Subject to the foregoing paragraph, promptly following the vesting of the Units, in whole or in part, but in any event not more than two and one-half months thereafter, the Company, subject to the withholding provisions of Section 3, shall deliver or cause to be delivered one or more certificates representing the number of shares of Stock represented by the vested Units. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.

4.8 Award Confers No Rights to Continued Employment. The granting of the Units does not entitle the Holder to any award other than that specifically granted under the Plan, nor to any future award under the Plan or any similar plan. The Award does not become part of the contract of employment or any other employment relationship with the Holder’s employer, and the Award is not a guarantee of continued employment. Moreover, the Award or any future awards do not become a term or condition of employment. The Holder understands and accepts that the Units granted under the Plan are entirely at the discretion of the Company and that the Company retains the right to amend or terminate the Plan and/or the Holder’s participation therein, at any time, at the Company’s sole discretion and without notice. The benefits and rights provided under the Plan are not, and should not be considered part of the Holder’s salary or compensation for purposes of any other calculation, including calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind, except as required by applicable law. The Holder hereby waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from: (a) the loss or diminution in value of any rights under the Plan; or (b) the Holder ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

4.9 Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Administration of the Awards has been delegated to the Company. Any interpretation, determination or other action made or taken by the Board or the Committee, or the Company as its delegate, regarding the Plan or this Agreement shall be final, binding and conclusive.

4.10 Incorporation of the Plan. The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and this Agreement shall be subject to all terms and conditions of the Plan and any subsequent amendments to the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. The Holder hereby acknowledges receipt of a copy of the Plan.

4.11 Value of Units and Common Stock. The Company makes no representation as to the value of the Units. The Company is not responsible for any fluctuations in the value of the Company’s Common Stock.

4.12 Investment Representation. The Holder hereby represents and covenants that (a) any shares of Stock acquired upon the vesting of the Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of acquisition of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to the Holder of any shares subject to the Units, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

4.13 Notices and Electronic Delivery. The Company may, in its sole discretion, deliver any documents (other than certificates), notices or other communications related to the Units and the Holder’s participation in the Plan by electronic means. The Holder hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Any documents, notices or other communications which are not delivered electronically pursuant to this section shall be in writing, and shall be deemed to have been duly given when received, if delivered personally, or when mailed, if sent by first class mail, postage paid, addressed as follows:

(a) if to the Company or the Committee, to the attention of the Vice President, Total Rewards, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio 43659, or to the attention of such other person or at such other address as the Company, by notice to the Holder, may designate in writing from time to time, and

(b) if to the Holder, at his address as shown on the records of the Company, or at such other address as the Holder, by notice to the Company, may designate in writing from time to time.

4.14 Miscellaneous.

(a) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any right hereunder in accordance with the Plan.

(b) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

(c) Entire Understanding. The Plan and this Agreement constitute the entire agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

(d) Modification. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e) Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(f) Fees and Expenses; Legal Compliance. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.

(g) Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

(h) Data Privacy. By signing this Agreement, including by way of electronic acceptance by means acceptable to the Company of the Agreement, the Holder explicitly consents to the collection, processing, and transfer (electronically or otherwise) of personal data by the Company, the Holder’s employer, and any third parties as necessary. Moreover, the Holder explicitly acknowledges and agrees that personal data (including but not limited to Holder’s name, home address, telephone number, employment status, tax identification number, and data for tax withholding purposes) may be transferred to third parties assisting the Company with the implementation of the Plan. The Holder expressly authorizes such transfer to and processing by third parties. Furthermore, the Holder explicitly consents to the transfer of the Holder’s personal data to countries other than his or her country of employment. The Company will take reasonable measures to keep the Holder’s personal data private, confidential, and accurate. The Holder may obtain details with respect to the collection and transfer of his or her personal data in relation to the Plan participation and may also request access to and updates of such personal data, if needed, by contacting his or her local Human Resources contact.

(i) Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Units reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Units from time to time.

(j) Compliance with Section 409A of the Code.

(i) To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Holder. The Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Holder).

(ii) To the extent the Holder has a right to receive payment pursuant to this Agreement, the payment is subject to Section 409A, and the event triggering the right to payment does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in Section 4.7 hereof, issuance of shares in payment of the Units will be made, to the extent necessary to comply with Section 409A of the Code, to the Holder on the earliest of: (1) the date of the end of the Restriction Period with respect to such shares; (2) the Holder’s “separation from service” with the Company (determined in accordance with Section 409A of the Code), provided, that if the Holder is a “specified employee” (within the meaning of Section 409A of the Code), the Holder’s date of payment of the Award pursuant to this clause (ii) shall be the date that is six months after the date of the Holder’s separation of service with the Company; (3) the Holder’s death; (4) the Holder’s permanent disability (within the meaning of Section 409A(a)(2)(C) of the Code); or (5) a change in control event (within the meaning of Section 409A of the Code).

(iii) Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

5.15 Provisions Relating to Non-U.S. Jurisdictions.

(a) Local Compliance. The Holder remains personally responsible for any local compliance requirements resulting from his or her receipt, ownership, and subsequent sale of Common Stock, as well as the transfer of funds abroad, the making of a foreign investment, and the opening or use of a U.S. brokerage account in relation to his or her receipt of Common Stock. For Holder’s whose Award under this Agreement is subject to China SAFE regulations, the Holder agrees to abide by applicable requirements for disposal of vested shares following termination of employment and hereby affirmatively authorizes the Company to direct the sale or disposal of shares within 6 months following termination of employment in order to comply with these requirements.

(b) Exchange Rate Fluctuation. The Company is not responsible for any foreign exchange fluctuations between the Holder’s local currency and the U.S. dollar.

(c) Language Translation. To the extent that the Holder has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.

(d) Cash Settlement Relating to Holders in certain Jurisdictions. For the Holder under the laws of their applicable jurisdiction, the delivery of shares of Stock under this Agreement, if any, shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such Stock is in compliance with all applicable laws and regulations of such jurisdiction and the requirements of any securities exchange on which such Stock is traded. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if at any time it is determined by counsel to the Company that the issuance and delivery of shares of Stock pursuant to this Agreement to a Holder in such jurisdiction would for any reason be unenforceable or prohibited as a matter of law or would result in material adverse consequences for the Company or the Holder, then the Award shall instead be settled in cash in an amount equal to the value of the shares of Stock, determined using the closing price on the Vesting Date, that would have been delivered under the Award.

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